CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the captions "Financial Highlights" in the Prospectuses and "Counsel and Independent Registered Public Accounting Firm" in the Statement of Additional Information and to the incorporation by reference in Post-Effective Amendment No. 41 to the Registration Statement (Form N-1A Nos. 333-104120 and 811-21327) of our report dated January 28, 2020 on the financial statement and financial highlights of BNY Mellon Balanced Opportunity Fund (formerly, Dreyfus Balanced Opportunity Fund) (the sole fund constituting BNY Mellon Investment Funds VI) (the “Fund”) included in the Fund’s annual report for the fiscal year ended November 30, 2019.

                                                                                                /s/ ERNST & YOUNG LLP

New York, New York

March 24, 2020